Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 1880 Century Park East, Suite 350 Los Angeles, CA 90067 T (310) 279 5980 F (310) 279 5988 W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg
Vice Chairman
(951) 739-6200
Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2015 FIRST QUARTER FINANCIAL RESULTS

-- First Quarter – A Transitional Period

Planning for Long-Term Strategic Alignment with The Coca-Cola Company --

2015 First Quarter Financial Highlights:

•                 Profitability negatively impacted by $206.0 million of termination obligations as a result of distributor terminations

•                 Revenue positively impacted by $39.8 million of acceleration of deferred revenue associated with the terminated distributors initial buy-out contributions

Corona, CA – May 7, 2015 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the first quarter ended March 31, 2015.

Long-Term Strategic Partnership with The Coca-Cola Company

In August 2014, Monster Beverage and The Coca-Cola Company entered into definitive agreements for a long-term strategic partnership to accelerate growth for both companies in the global energy drink category.  The transaction, which is subject to customary closing conditions, is expected to close in the second quarter of 2015. In early February 2015, in accordance with its existing agreements with certain affected third-party distributors, the Company sent notices of termination to the applicable third-party distributors in the U.S., providing for the termination of their respective distribution agreements, to be effective at various dates beginning in March 2015.

As a result, the Company incurred termination obligations relating to such terminations in the amount of $206.0 million during the 2015 first quarter.  Such termination costs have been expensed in full and are included in operating expenses for the 2015 first quarter. In addition, the Company recognized revenue of

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$39.8 million related to the acceleration of deferred revenue associated with the terminated distributors during the 2015 first quarter.

The following table summarizes the impact on operating income of the selected items discussed above for the 2015 first quarter (See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibit):

Income Statement Items (in thousands):

Included in Net Sales:
Accelerated recognition of deferred revenue	$39,761

Included in Operating Expenses:
Distributor termination costs	$(205,980)

Net Impact on Operating Income	$(166,219)

First Quarter Results

Gross sales for the 2015 first quarter were $710.2 million. Excluding acceleration of deferred revenue, gross sales for the 2015 first quarter increased by 9.2 percent to $670.4 million, as compared to $613.7 million in the same period last year. Net sales for the 2015 first quarter were $626.8 million. Excluding acceleration of deferred revenue, net sales for the 2015 first quarter increased by 9.5 percent to $587.0 million, as compared to $536.1 million in the same period last year.

Gross profit, as a percentage of net sales, for the 2015 first quarter, adjusted for the acceleration of deferred revenue, was 56.1 percent, compared with 53.5 percent for the comparable 2014 first quarter.

Operating expenses for the 2015 first quarter were $361.3 million. Excluding distributor termination costs, operating expenses for the 2015 first quarter were $155.3 million, as compared with $138.0 million in the same quarter last year, an increase of 12.6 percent.

Distribution costs as a percentage of net sales, excluding acceleration of deferred revenue, were 4.4 percent for the 2015 first quarter, compared with 4.7 percent in the same quarter last year.

Selling expenses as a percentage of net sales, excluding acceleration of deferred revenue, for the 2015 first quarter were 10.6 percent, compared with 10.7 percent in the same quarter a year ago.

General and administrative expenses were $273.1 million. Excluding acceleration of deferred revenue and distributor termination costs, general and administration costs as a percentage of net sales, for the 2015 first quarter were 11.4 percent, compared with 10.3 percent for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $6.4 million for the first quarter of 2015, compared with $7.0 million in the same quarter last year.

Operating income for the 2015 first quarter was $7.6 million.  Operating income for the 2015 first quarter, excluding the acceleration of deferred revenue as well as distributor termination costs, increased 16.8 percent to $173.9 million from $148.9 million in the comparable 2014 quarter.

Net income for the 2015 first quarter was $4.4 million. Net income for the 2015 first quarter, excluding the acceleration of deferred revenue as well as distributor termination costs, on a tax affected basis, increased 13.9 percent to $108.5 million from $95.3 million in the same quarter last year.  Net income per diluted share was $0.03 for the 2015 first quarter. Net income per diluted share, excluding the acceleration of

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deferred revenue as well as distributor termination costs, on a tax affected basis, increased 13.8 percent to $0.62 from $0.55 per diluted share in the comparable 2014 quarter.

Net sales for the Company’s DSD segment were $605.8 million. Excluding acceleration of deferred revenue, net sales for the Company’s DSD segment for the 2015 first quarter increased by 10.0 percent to $566.0 million, as compared to $514.4 million in the same period last year.

Gross sales to customers outside the United States were $141.0 million in the 2015 first quarter, compared with $144.3 million in the corresponding quarter in 2014. Net sales to customers outside the United States were $113.0 million in the 2015 first quarter, compared with $115.8 million in the corresponding quarter in 2014.  Unfavorable currency exchange rates had the effect of reducing gross sales by $15 million and net sales by approximately $12 million in the quarter.

Other Factors Impacting Profitability

Results for the 2015 first quarter were also affected by certain other factors, including $12.0 million of decreased net sales due to unfavorable changes in currency exchange rates, $4.9 million of expenses related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks; professional service and other transactional costs related to the Coca-Cola transaction of $3.6 million as well as additional payroll taxes of $7.2 million following the exercise of certain stock options.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report another quarter of sales growth, however the strength of the U.S. dollar somewhat impacted our international revenues. During the quarter, we launched Monster Energy® Ultra Citron™ and Monster Rehab® Peach Tea + Energy, which have been well received by our consumers.

“As previously mentioned, The Coca-Cola Company transaction presents a unique opportunity for us.  We anticipate that this relationship will provide us with complementary product offerings in many countries as well as access to new geographies, and access to new channels, including vending and specialty accounts.  To date we have transitioned approximately 84 percent of our targeted distribution rights in the United States to The Coca-Cola Company and its distribution network, which was accomplished with minimal disruption in the retail trade. We expect to transition an additional 5 percent of the targeted volume during this month.

“We are making good progress in working through transitional issues and look forward to the closing of the transaction in the second quarter,” Sacks added.

Investor Conference Call

The Company will host an investor conference call today, May 7, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

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Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries market and distribute energy drinks and alternative beverages including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades and PRE® Probiotic drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: whether and when The Coca-Cola Company transactions are completed, and results expected from them; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in

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which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2015 AND 2014

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2015	2014

Net sales¹	$626,791	$536,129

Cost of sales	257,834	249,311

Gross profit¹	368,957	286,818
Gross profit as a percentage of net sales	58.9%	53.5%

Operating expenses²	361,328	137,955
Operating expenses as a percentage of net sales	57.6%	25.7%

Operating income¹,²	7,629	148,863
Operating income as a percentage of net sales	1.2%	27.8%

Interest and other income, net	1,233	154

Income before provision for income taxes¹,²	8,862	149,017

Provision for income taxes	4,448	53,767
Income taxes as a percentage of income before taxes	50.2%	36.1%

Net income¹,²	$4,414	$95,250
Net income as a percentage of net sales	0.7%	17.8%

Net income per common share:
Basic	$0.03	$0.57
Diluted	$0.03	$0.55

Weighted average number of shares of common stock and common stock equivalents:
Basic	169,871	166,913
Diluted	173,778	173,741

Case sales (in thousands) (in 192-ounce case equivalents)	57,779	51,926
Average net sales per case	$10.85	$10.32

¹Includes $39.8 million for the three-months ended March 31, 2015, related to the acceleration of deferred revenue associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

²Includes $206.0 million and $0.01 million for the three-months ended March 31, 2015 and 2014, respectively, related to distributor termination costs.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2015 AND DECEMBER 31, 2014

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$362,787	$370,323
Short-term investments	647,284	781,134
Accounts receivable, net	343,427	280,203
Distributor receivables	628	552
Inventories	197,914	174,573
Prepaid expenses and other current assets	25,174	19,673
Intangibles held-for-sale	18,079	18,079
Prepaid income taxes	21,648	8,617
Deferred income taxes	224,954	40,275
Total current assets	1,841,895	1,693,429

INVESTMENTS	41,240	42,940
PROPERTY AND EQUIPMENT, net	88,296	90,156
DEFERRED INCOME TAXES	54,106	54,106
INTANGIBLES, net	52,300	50,748
OTHER ASSETS	7,109	7,496
Total Assets	$2,084,946	$1,938,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$167,789	$127,641
Accrued liabilities	46,147	40,271
Accrued promotional allowances	107,229	114,047
Accrued distributor terminations	205,980	-
Deferred revenue	10,584	49,926
Accrued compensation	9,972	17,983
Income taxes payable	1,586	5,848
Total current liabilities	549,287	355,716

DEFERRED REVENUE	67,305	68,009

STOCKHOLDERS’ EQUITY:

Common stock - $0.005 par value; 240,000 shares authorized; 211,609 shares issued and 170,158 outstanding as of March 31, 2015; 207,004 shares issued and 167,722 outstanding as of December 31, 2014	1,058	1,035
Additional paid-in capital	636,274	426,145
Retained earnings	2,334,924	2,330,510
Accumulated other comprehensive loss	(21,433)	(11,453)
Common stock in treasury, at cost; 41,451 and 39,282 shares as of March 31, 2015 and December 31, 2014, respectively	(1,482,469)	(1,231,087)
Total stockholders’ equity	1,468,354	1,515,150
Total Liabilities and Stockholders’ Equity	$2,084,946	$1,938,875

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2015 AND 2014

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2015	2014
Gross sales, net of discounts and returns[1,3]	$670,432	$613,723

Less: Promotional and other allowances[2]	83,402	77,594

Net sales[3]	587,030	536,129

Cost of sales	257,834	249,311

Gross profit[3]	329,196	286,818
Gross profit as a percentage of net sales	56.1%	53.5%

Operating expenses[4]	155,348	137,955
Operating expenses as a percentage of net sales	26.5%	25.7%

Operating income[3,4]	173,848	148,863
Operating income as a percentage of net sales	29.6%	27.8%

Interest and other income, net	1,233	154

Income before provision for income taxes[3,4]	175,081	149,017

Provision for income taxes	66,622	53,767
Income taxes as a percentage of income before taxes	38.1%	36.1%

Net income[3,4]	$108,459	$95,250
Net income as a percentage of net sales	18.5%	17.8%

Net income per common share:
Basic	$0.64	$0.57
Diluted	$0.62	$0.55

Weighted average number of shares of common stock and common stock equivalents:
Basic	169,871	166,913
Diluted	173,778	173,741

Case sales (in thousands) (in 192-ounce case equivalents)	57,779	51,926
Average net sales per case	$10.16	$10.32

1Gross sales is a non-GAAP measure that is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

2Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

3Excludes $39.8 million for the three-months ended March 31, 2015, related to the acceleration of deferred revenue associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

4Excludes $206.0 million for the three-months ended March 31, 2015 related to distributor termination costs.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, unaudited)

Adjusted results are non-GAAP items that exclude (i) the acceleration of deferred revenue, and (ii) distributor termination costs.  The Company believes that these non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results.  The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

	Three-Months Ended
	March 31,
	2015	2014
Net sales	$626,791	$536,129

Accelerated recognition of deferred revenue	(39,761)	-

Net sales excluding above item	$587,030	$536,129

	Three-Months Ended
	March 31,
Gross profit	2015	2014
	$368,957	$286,818
Accelerated recognition of deferred revenue
	(39,761)	-

Gross profit excluding above item	$329,196	$286,818

	Three-Months Ended
	March 31,
	2015	2014
Operating expenses	$361,328	$137,955

Distributor termination costs	(205,980)	-

Operating expenses excluding above item	$155,348	$137,955

	Three-Months Ended
	March 31,
	2015	2014
Operating income	$7,629	$148,863

Accelerated recognition of deferred revenue	(39,761)	-
Distributor termination costs	205,980	-

Operating income excluding above items	$173,848	$148,863

Reconciliation of GAAP and Non-GAAP Information (cont.)

($ in Thousands, unaudited)

	Three-Months Ended
	March 31,
	2015	2014
Income before provision for income taxes	$8,862	$149,017

Accelerated recognition of deferred revenue	(39,761)	-
Distributor termination costs	205,980	-

Income before provision for income taxes excluding above items	$175,081	$149,017

	Three-Months Ended
	March 31,
	2015	2014
Net income	$4,414	$95,250

Accelerated recognition of deferred revenue	(39,761)	-
Distributor termination costs	205,980	-
Provision for income taxes relating to above	(62,174)	-

Net income excluding above items	$108,459	$95,250